Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS RECORD RESULTS FOR THE SECOND QUARTER ENDED JANUARY 31, 2016

•                  Sales Growth of 16.9%

•                  US GAAP EPS of $0.37 vs. $0.27

•                  Adjusted EPS of $0.42 vs. $0.36

•                  US GAAP Net Income Growth of 38.8%

•                  Adjusted Net Income Growth of 15.3%

LITTLE FALLS, New Jersey (March 10, 2016) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported record US GAAP net income of $15,389,000, or $0.37 per diluted share, on a 16.9% increase in sales to a record $158,271,000 for the second quarter ended January 31, 2016. This compares with net income of $11,085,000 or $0.27 per diluted share, on sales of $135,430,000 for the second quarter ended January 31, 2015. For the six months ended January 31, 2016, the Company reported record US GAAP net income of $29,643,000, or $0.71 per diluted share on a 14.6% increase in sales to a record $312,050,000. This compares with net income of $22,324,000, or $0.54 per diluted share, on sales of $272,241,000 for the six months ended January 31, 2015.

Under non-GAAP financial measures, adjusted net income this quarter increased 15.3% to $17,413,000, or $0.42 per diluted share, compared with adjusted net income of $15,097,000, or $0.36 per diluted share for the same quarter last year. For the six months ended January 31, 2016, the Company reported a 17.9% increase in adjusted net income to $34,533,000, or $0.83 per diluted share compared to adjusted net income for the six months ended January 31, 2015 of $29,282,000, or $0.70 per diluted share.

Andrew Krakauer, Cantel’s Chief Executive Officer stated, “We are pleased to have delivered record sales and earnings performance this quarter.  Our 16.9% reported sales growth can be broken down into strong organic growth of 12.1%, a 0.7% decline due to foreign currency translation, with acquisitions making up the remaining 5.5% demonstrating the continued success of our acquisition program. The majority of this quarter’s excellent performance was driven by the Endoscopy business. All three of our major business units including Water Purification and Filtration and Healthcare Disposables, in addition to Endoscopy have greatly benefited from continued investments in new product development, sales and marketing programs and the integration of recent acquisitions. We are also pleased to report gross margins improved approximately 100 basis points compared with the same quarter last year.”

Krakauer added, “Our Endoscopy segment led sales growth for the company this quarter with a remarkable year-over-year increase of 38.1%, of which 26.5% was organic. This fast growing segment represented over 50% of Cantel’s total revenue this quarter. All product categories in this segment were strong including procedure room products, reprocessing equipment, disinfectants, as well as service and spare parts.  This was the first full quarter for our newly acquired United Kingdom-based Medical Innovations Group Holdings Limited business. We are pleased that sales in this leading global provider of endoscope storage and transport systems are doing well and meeting our expectations.

Compared to the same quarter last year, sales in our Water Purification and Filtration unit grew by 2.1%. Organic sales growth of 0.9% in this segment was driven by increased shipments of commercial and industrial water purification equipment. We saw a good increase in orders and backlog during the quarter for our dialysis water purification equipment products. In our Healthcare Disposables segment, sales increased by 3.3% as compared to the same quarter last year. Organic sales growth was flat. On a positive note, we closed the acquisition of NAMSA’s Sterility Assurance Products Division on March 1. This acquisition reflects our continued focus on sterility assurance as a key growth driver for our Healthcare Disposable segment. Overall, revenue growth in all our operating units drove improved operating earnings.”

The Company further reported that its balance sheet at January 31, 2016 included current assets of $196,546,000, including cash of $21,604,000, a current ratio of 3:1, gross debt of $133,500,000 and stockholders’ equity of $427,452,000.  Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS. Compared to the first six months of last year, Cash Flow from Operations and Adjusted EBITDAS grew by 50% and 19%, respectively to $28.3 million and $65.5 million, respectively.”

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

2

The Company will hold a conference call to discuss the results for the second quarter ended January 31, 2016 on Thursday, March 10, 2016 at 11:00 AM Eastern time. To participate in the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, March 10, 2016 at 2:00 PM through midnight on May 10, 2016 by dialing (877) 660-6853 and using conference ID # 13631451.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=174750.  A replay of the webcast will be available on PrecisionIR for 90 days and via the investor relations page of the Cantel web site.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

3

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2016	2015	2016	2015

Net sales	$158,271	$135,430	$312,050	$272,241

Cost of sales	85,934	74,839	168,515	151,136

Gross profit	72,337	60,591	143,535	121,105

Expenses:
Selling	22,620	19,257	44,080	38,668
General and administrative	22,252	19,822	44,449	38,329
Research and development	3,069	3,211	6,834	6,760
Total operating expenses	47,941	42,290	95,363	83,757

Income from operations	24,396	18,301	48,172	37,348

Interest expense, net	871	646	1,616	1,180

Income before income taxes	23,525	17,655	46,556	36,168

Income taxes	8,136	6,570	16,913	13,844

Net income	$15,389	$11,085	$29,643	$22,324

Earnings per common share - diluted	$0.37	$0.27	$0.71	$0.54

Dividends per common share	$—	$0.05	$0.06	$0.05

Weighted average shares - diluted	41,748	41,584	41,708	41,569

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,	July 31,
	2016	2015
Assets
Current assets	$196,546	$188,361
Property and equipment, net	69,995	62,541
Intangible assets, net	113,805	85,836
Goodwill	277,847	241,951
Other assets	5,135	5,342
	$663,328	$584,031

Liabilities and stockholders’ equity
Current liabilities	$66,107	$70,624
Long-term debt	133,500	78,500
Other long-term liabilities	36,269	28,274
Stockholders’ equity	427,452	406,633
	$663,328	$584,031

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain internally driven non-GAAP financial measures, namely (i) adjusted net income, (ii) adjusted diluted earnings per share (“EPS”), (iii) income before interest, taxes, depreciation, amortization and stock-based compensation expense (“EBITDAS”), (iv) EBITDAS adjusted for atypical items (“Adjusted EBITDAS”) and (v) net debt. These non-GAAP financial measures are indicators of the Company’s performance that is not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, shareholders and other readers of our Condensed Consolidated Financial Statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Reconciliations of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS

We define adjusted net income and adjusted diluted EPS as net income and diluted EPS, respectively, adjusted to exclude amortization, acquisition related items, significant reorganization and restructuring charges, major tax events and other significant items management deems atypical or non-operating in nature.

For the three and six months ended January 31, 2016 and 2015, we made adjustments to net income and diluted EPS to exclude (i) amortization expense, (ii) acquisition related items impacting current operating performance including transaction and integration charges and ongoing fair value adjustments and (iii) with respect to the current year periods, the impact of favorable tax legislation to arrive at our non-GAAP financial measures, adjusted net income and adjusted EPS.

Amortization expense is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition related items consist of (i) fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions, (ii) due diligence, integration, legal fees and other transaction costs associated with specific acquisitions, and (iii) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with specific acquisitions, including acquisition accounting charges relating to recording acquired inventory and deferred revenue at fair market value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since all of these acquisition related items are atypical and often mask underlying operating performance, we excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

Tax legislation was enacted in the United States and internationally that enabled us to record favorable tax benefits in our second quarter of fiscal 2016 relating to the entire calendar 2015. Since these favorable tax benefits are largely unrelated to our second quarter’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact on net income and EPS for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current performance and a comparison to past performance.

The reconciliations of net income to adjusted net income were calculated as follows:

	Three Months Ended		Six Months Ended
(Amounts in thousands)	January 31,		January 31,
(Unaudited)	2016	2015	2016	2015
Net Income, as reported	$15,389	$11,085	$29,643	$22,324
Intangible amortization (1)	3,297	3,232	6,391	6,188
Acquisition related items (2)	597	2,256	1,531	3,512
Income tax benefit on above adjustments	(1,070)	(1,476)	(2,232)	(2,742)
Tax legislative changes (3)	(800)	—	(800)	—
Adjusted net income	$17,413	$15,097	$34,533	$29,282

(1) Amounts are recorded in general and administrative expenses.

(2) For the three and six months ended January 31, 2016, acquisition related items of $311,000 and $571,000, respectively, were recorded in cost of sales and $286,000 and $960,000, respectively, were recorded in general administrative expenses. For the three and six months ended January 31, 2015, acquisition related items of $876,000 and $1,543,000, respectively, were recorded in cost of sales and $1,380,000 and $1,969,000, respectively, were recorded in general administrative expenses.

(3) Amounts are recorded in income taxes.

The reconciliations of diluted EPS to adjusted diluted EPS were calculated as follows:

	Three Months Ended		Six Months Ended
	January 31,		January 31,
(Unaudited)	2016	2015	2016	2015
Diluted EPS, as reported	$0.37	$0.27	$0.71	$0.54
Intangible amortization, net of tax	0.06	0.05	0.11	0.10
Acquisition related items, net of tax	0.01	0.04	0.03	0.07
Tax legislative changes	(0.02)	—	(0.02)	—
Adjusted diluted EPS (1)	$0.42	$0.36	$0.83	$0.70

(1) The summation of diluted EPS for the six months ended January 31, 2015 does not equal the adjusted diluted EPS of $0.70 due to rounding.

Reconciliation of EBITDAS and Adjusted EBITDAS with Net Income

We believe EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduce the Company’s net income. Additionally, we regard EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and is a complement to operating income, net income and other GAAP financial performance measures.

We define Adjusted EBITDAS as EBITDAS excluding the same atypical items as previously described as adjustments to net income. We use Adjusted EBITDAS when evaluating the operating performance of the Company because we believe the exclusion of such atypical items, of which a significant portion are non-cash items, is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period.

The reconciliations of EBITDAS and Adjusted EBITDAS with net income were calculated as follows:

	Three Months Ended		Six Months Ended
(Amounts in thousands)	January 31,		January 31,
(Unaudited)	2016	2015	2016	2015

Net income, as reported	$15,389	$11,085	$29,643	$22,324

Interest expense, net	871	646	1,616	1,180
Income taxes	8,136	6,570	16,913	13,844
Depreciation	2,871	2,541	5,693	4,853
Amortization	3,297	3,232	6,391	6,188
Loss on disposal of fixed assets	11	24	111	37
Stock-based compensation expense	1,875	1,420	3,595	3,001

EBITDAS	32,450	25,518	63,962	51,427

Acquisition related items	597	2,256	1,531	3,512

Adjusted EBITDAS	$33,047	$27,774	$65,493	$54,939

Reconciliation of Debt with Net Debt

We define net debt as long-term debt less cash and cash equivalents. Each of the components of net debt appears in the Condensed Consolidated Balance Sheets. We believe that the presentation of net debt provides useful information to investors because we review net debt as part of our management of our overall liquidity, financial flexibility, capital structure and leverage.

The reconciliations of debt with net debt were calculated as follows:

(Amounts in thousands)	January 31,	July 31,
(Unaudited)	2016	2015

Long-term debt	$133,500	$78,500
Less cash and cash equivalents	(21,604)	(31,720)
Net debt	$111,896	$46,780